Exhibit 99.1

Helios LPG Pool LLC Enters into an Agreement to Operate Eight VLGCs from Oriental Energy Co. Ltd.

STAMFORD, Conn., March. 14, 2016 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) ("Dorian LPG") announced today that Helios LPG Pool LLC ("Helios LPG"), an LPG vessel pool jointly operated by Dorian LPG and Phoenix Tankers Pte Ltd., has reached an agreement with Oriental Energy Company Ltd., (SSE: stock code 002221) ("Oriental Energy"), one of the largest propane dehydrogenation plant (PDH) operators and importers in China, whereby Helios LPG will operate eight VLGC's for Oriental Energy. In addition, Helios LPG has entered into a COA with Oriental Energy covering their shipments from the United States Gulf.

CEO and Chairman John Hadjipateras commented, ""The Helios Pool will increase its market presence by a substantial number of ships and operate a significant cargo system for one of the largest PDH operators and importers of LPG to China. I am a strong believer in the potential of LPG as a fuel which can provide efficient clean energy and am very happy to have contracted with one of the most substantial and significant companies in the field of LPG."

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates 22 modern VLGCs. Dorian LPG has offices in Connecticut, USA, London, United Kingdom and Athens, Greece.

About Helios LPG Pool LLC

Helios LPG is the leading operator of modern ECO VLGCs and was founded by Dorian LPG Ltd. and Phoenix Tankers Pte Ltd. It commenced operations from offices in London and Singapore on April 1, 2015. Helios LPG currently operates 21 modern VLGCs.

About Phoenix Tankers PTE. Ltd.

Phoenix Tankers, incorporated in Singapore and one of the leading Owner /Operator of Very Large Gas Carriers, currently owns and operates 8 modern VLGCs and has extensive experience of successfully managing a VLGC Pool. Phoenix Tankers has offices in Singapore and London.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should," "will" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

For further information:

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com